Exhibit 99.1

Athena Technology Acquisition Corp. Announces Separate Trading of its Class A Common Stock and
Warrants, Commencing May 7, 2021

New York, NY, May 4, 2021 (BUSINESS WIRE) – Athena Technology Acquisition Corp. (NYSE: ATHN.U) (the “Company”) announced today that, commencing May 7, 2021, holders of the 25,000,000 units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. The shares of Class A common stock and warrants that are separated will trade on the New York Stock Exchange (“NYSE”) under the symbols “ATHN” and “ATHN WS”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on NYSE under the symbol “ATHN.U.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the units and the underlying securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Citigroup Global Markets Inc. (“Citigroup”) acted as sole bookrunner and representative of the underwriters and CastleOak Securities, L.P. and Siebert Williams Shank & Co., LLC acted as co-managers of the offering.

The initial public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. While the Company may pursue an initial business combination target in any industry, it currently intends to focus its efforts identifying businesses in technology, direct to consumer and fintech industries. The Company is led by Isabelle Freidheim, Chairman of the Board of Directors, and Phyllis Newhouse, Chief Executive Officer.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Isabelle Freidheim

Chairman of the Board

Phyllis W. Newhouse

Chief Executive Officer

c/o Athena Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone: (970) 924-0446

Media Relations

Berns Communications Group

AthenaPR@bcg-pr.com

(973) 727-8400

(917) 922-4435